Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 7 TO CREDIT AND SECURITY AGREEMENT, dated as of December 8, 2025 (this “Amendment”), among Cardinal Funding LLC, as borrower (the “Borrower”), Apollo Debt Solutions BDC, in its capacity as collateral manager (the “Collateral Manager”) and in its capacity as equityholder (the “Equityholder”), the Lenders from time to time party thereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), The Bank of New York Mellon Trust Company, National Association, as collateral agent (the “Collateral Agent”), custodian (the “Custodian”) and collateral administrator (the “Collateral Administrator”).

WHEREAS, the Borrower, the Collateral Manager, the lenders from time to time parties thereto (the “Lenders”), the Equityholder, the Administrative Agent, the Custodian, the Collateral Agent and the Collateral Administrator are party to the Credit and Security Agreement, dated as of January 7, 2022 (as amended or otherwise modified prior to the date hereof, the “Credit Agreement”);

WHEREAS, the parties hereto desire to amend the Credit Agreement in accordance with Section 12.01 of the Credit Agreement and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

ARTICLE II

SECTION 2.1. Amendment to the Credit Agreement.

(a) As of the date of this Amendment, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix A hereto.

(b) As of the date of this Amendment, the Schedules and Exhibits to the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Schedules and Exhibits to the Credit Agreement attached as Appendix B hereto.

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ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to each other party hereto that, as of the date first written above, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Facility Documents are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date), except for any such representations and warranties that are qualified by materiality which shall be true and correct in all respects.

ARTICLE IV

Conditions Precedent

SECTION 4.1. This amendment shall become effective upon satisfaction of each of the following conditions:

(a) the execution and delivery of this Amendment by the parties hereto;

(b) the Administrative Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(c) the Administrative Agent’s receipt of the executed legal opinion of Dechert LLP counsel to the Borrower, in form and substance acceptable to the Administrative Agent in its reasonable discretion; and

(d) the payment by the Borrower in immediately available funds of all fees required to be paid on the date hereof, and the reasonable and documented fees, disbursements and other charges of outside counsel to be received on the date hereof in accordance with Section 12.04 of the Credit Agreement.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

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SECTION 5.2. Severability Clause. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Credit Agreement for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Counterparts may be executed and delivered via facsimile, electronic mail or other transmission method and may be executed by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Sign, Adobe Fill & Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to The Bank of New York Mellon Trust Company, National Association) and any counterpart so delivered shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Collateral Agent, Custodian and Collateral Administrator Direction. By its execution hereof (i) the Administrative Agent hereby authorizes and directs the Collateral Agent and the Custodian to execute and deliver this Amendment on the date hereof and (ii) the Collateral Manager hereby authorizes and directs the Collateral Administrator to execute and deliver this Amendment on the date hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CARDINAL FUNDING LLC, as Borrower

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

[Signature Page to Amendment No. 7 to Credit Agreement]

APOLLO DEBT SOLUTIONS BDC, as Collateral Manager and Equityholder

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

[Signature Page to Amendment No. 7 to Credit Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ V. Nocerino
Name: V. Nocerino
Title: Vice President

[Signature Page to Amendment No. 7 to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Ricardo Hipolito
Name: Ricardo Hipolito
Title: Authorized Signatory

By:	/s/ Lorna P. Mendelson
Name: Lorna P. Mendelson
Title: Authorized Signatory

[Signature Page to Amendment No. 7 to Credit Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Administrator

By:	/s/ Agnes Leung
Name: Agnes Leung
Title: Vice President

[Signature Page to Amendment No. 7 to Credit Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Custodian

By:	/s/ Agnes Leung
Name: Agnes Leung
Title: Vice President

[Signature Page to Amendment No. 7 to Credit Agreement]

APPENDIX A

EXECUTION VERSION

CONFORMED THROUGH AMENDMENT NO. ~~6~~7 DATED ~~JULY 19~~DECEMBER 8,

~~2024~~2025

CREDIT AND SECURITY AGREEMENT

Dated as of January 7, 2022

among

CARDINAL FUNDING LLC,

as Borrower,

APOLLO DEBT SOLUTIONS BDC,

as Collateral Manager and Equityholder

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

as Custodian, Collateral Agent, and Collateral Administrator

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Seventh Amendment Closing Date, between the Administrative Agent and the Borrower, setting forth certain fees payable by the Borrower to the Administrative Agent and the Lenders in connection with the transactions contemplated by this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $150,000 per annum, pro-rated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed.

“Administrative Expenses” means the reasonable and documented fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a) first, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Custodian and the Bank in any of its other capacities under the Facility Documents, the Collateral Administration and Agency Fee, and any other amounts, expenses and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, pursuant to the terms hereof and any other Facility Documents;

(b) second, to the Collateral Manager for expenses incurred by the Collateral Manager in connection with the services provided under this Agreement, excluding any Collateral Management Fee; and

(c) third, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii) any other Person (other than the Agents or the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

(iii) indemnification obligations owing by the Borrower to the Borrower’s independent directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date shall not constitute Administrative Expenses.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Assets, the sum of the Principal Balances of all or of such portion of such Collateral Assets (other than Ineligible Collateral Assets).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Asset and Revolving Collateral Asset, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Asset or Revolving Collateral Asset as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Asset and Revolving Collateral Asset as of such date.

“Agreement” means this Credit and Security Agreement.

“Amortization Period” means the period beginning on the Commitment Termination Date and ending on the date on which all Obligations are Paid in Full.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Conversion Rate” means, with respect to any Collateral Asset denominated and payable in an Eligible Currency (other than Dollars) on any date of determination (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Collateral Manager through customary banking channels or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day if such day is a Business Day or if such date is not a Business Day, the end of the immediately preceding Business Day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means, on any day with respect to any Advance, the greater of (a) 1.70% per annum and (b) in respect of (~~a~~x) a Broadly Syndicated Loan or a Bond, ~~1.60~~1.45% per annum~~;~~ and ~~(b) any other Eligible Collateral Asset that is not a Broadly Syndicated Loan or a Bond, the rate equal to (i) the sum of the product of (x) the Applicable Margin Rate for each Eligible Collateral Asset, as determined on the date of acquisition thereof, multiplied by (y) the Original Asset Value of such Eligible Collateral Asset divided by (ii) the sum of the Original Asset Value of all such Eligible Collateral Assets on such date~~(y) a Private Credit Loan or Middle Market Loan, 1.85% per annum; provided that, in each case, for any day including and after the Commitment Termination Date, the Applicable Margin in effect at such time shall be increased by an additional 0.50% per annum.

~~“Applicable Margin Rate” means the applicable rate corresponding to such Eligible Collateral Asset and the Discount Margin thereof as set forth below:~~

~~Asset Type~~	~~Discount Margin~~	~~Applicable Margin Rate~~
~~Private Credit Loans~~	~~Less than 450~~	~~1.60% per annum~~
	~~Greater than or equal to 450 but less than 630~~	~~1.90% per annum~~
	~~Greater than or equal to 630 but less than or equal to 700~~	~~2.25% per annum~~
	~~Greater than 700~~	~~2.75% per annum~~
~~All other Eligible Collateral Assets that are not Broadly Syndicated Loans, Bonds or Private Credit Loans~~	~~Less than 450~~	~~1.60% per annum~~
	~~Greater than or equal to 450 but less than 630~~	~~1.90% per annum~~
	~~Greater than or equal to 630 but less than or equal to 700~~	~~2.25% per annum~~
	~~Greater than 700~~	~~2.75% per annum~~

~~provided that, the Discount Margin levels and Applicable Margin Rate percentages set forth above with respect to Private Credit Loans shall be reset by the Administrative Agent in its sole discretion (based on the information provided in the most-recent Monthly Report), on a quarterly-basis as of (x) the first Determination Date occurring after the Sixth Amendment Closing Date and (y) every third Determination Date thereafter, which reset levels and percentages may be set forth via email or via a supplement to this Agreement and shall be effective as of the applicable Determination Date (it being understood that each such quarterly reset shall only apply to Eligible Collateral Assets acquired on and after the date of such quarterly reset and prior to the date of the next succeeding quarterly reset). If the Borrower (or the Collateral Manager on behalf of the Borrower) disputes the Discount Margin determination of any Collateral Asset determined by the Administrative Agent pursuant to the preceding sentence, the Collateral Manager shall notify the Administrative Agent of such dispute at or before 2:00 p.m. on the second (2nd) Business Day to occur after the day on which the Collateral Manager receives a notice of the Administrative Agent’s determination of the Discount Margin with respect to such Collateral Asset. Upon receipt of such notification, the Administrative Agent and the Collateral Manager shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner.~~

“Applicable Reference Rate” means, collectively or individually, Term SOFR, Daily Compounded CORRA plus the CORRA Adjustment, SONIA or the EURIBOR Rate.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Approved Broker Dealer” means each qualified broker-dealer listed on Schedule 5 or approved by the Administrative Agent in its reasonable discretion.

“Approved Valuation Firm” means each of Duff & Phelps Corp., FTI Consulting, Inc., Houlihan Lokey, Lincoln International LLC, Murray Devine, Valuation Research Corp., and any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent and the Borrower, each in its reasonable discretion.

“Asset Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Asset, the Asset Advance Rate set forth on the related Approval Request by the Administrative Agent, which shall be based on the lowest applicable indicative levels for the type of such Eligible Collateral Asset set forth below (or, in the case of Eligible Collateral Assets that are MRR Loans, such Asset Advance Rate as the Administrative Agent may approve on a case by case basis):

Type of Eligible Collateral Asset	Asset Advance Rate
Broadly Syndicated Loans with a Moody’s Rating of “B3” or higher and an S&P Rating of “B-” or higher	75.0%
Private Credit Loans	72.5%
Senior Secured Bonds	70.0%
Middle Market Loans (that are not Private Credit Loans)	70.0%
Broadly Syndicated Loans with a Moody’s Rating of less than “B3” or an S&P Rating of less than “B-” after the related Acquisition Date	40.0%
Second Lien Loans	40.0%.
Senior Unsecured Bonds	35.0%

“Asset Value” means, with respect to any Collateral Asset on the relevant date of determination,

(a) prior to the occurrence of an Asset Value Adjustment Event its Original Asset Value; and

(b) (i) after the occurrence of an Asset Value Adjustment Event set forth in clause (a), (c) or (d) of the definition thereof below, zero (unless otherwise expressly determined by the Administrative Agent in its sole discretion); and

(ii) after the occurrence of an Asset Value Adjustment Event (other than set forth in clause (a), (c) or (d) of the definition thereof below), the value determined by the Administrative Agent in its commercially reasonable discretion.

If the Borrower (or the Collateral Manager on behalf of the Borrower) disputes the Asset Value of any Collateral Asset determined by the Administrative Agent pursuant to the preceding paragraph (each such Collateral Asset, a “Disputed Collateral Asset”), the Collateral Manager shall notify the Administrative Agent of such dispute at or before 2:00 p.m. on the second (2nd) Business Day to occur after the day on which the Collateral Manager receives a

(g) EBITDA of the related Obligor for any Relevant Test Period has decreased by 20.0% or more below such EBITDA as of such Acquisition Date;

(h) if such Collateral Asset has a Moody’s Rating and/or an S&P Rating, its (i) Moody’s Rating is downgraded below “B3” or (ii) S&P Rating is downgraded below “B-” as applicable;

(i) if such Collateral Asset is a Broadly Syndicated Loan, its Observable Market Price declines by 10 percentage points or more from its Purchase Price;

(j) any failure of the related Obligor to deliver any quarterly or annual financial statements required to be delivered to the Borrower or the Collateral Manager pursuant to the relevant Underlying Loan Agreement within the time period for delivery thereof set forth in the relevant Underlying Loan Agreement for the relevant fiscal quarter or fiscal year, subject to any applicable grace period therein; ~~or~~

(k) if such Collateral Asset is a Bond, its Observable Market Price declines by five (5) percentage points or more from its Purchase Price.;

(l) with respect to an MRR Loan:

(i) the Net Debt to Recurring Revenue Ratio of the related Obligor for any Relevant Test Period has increased 0.50x or more (determined based upon the related Obligor’s revenue during the preceding twelve (12) months) above the Net Debt to Recurring Revenue Ratio of such Obligor at the time such Collateral Asset was acquired by the Borrower;

(ii) the related Obligor’s trailing twelve-month Recurring Revenue as of the most recent Relevant Test Period is less than $25,000,000 (determined based upon the related Obligor’s Recurring Revenue during the preceding twelve (12) months); or

(iii) such MRR Loan’s mandatory conversion date is extended; or

(m) if such Collateral Asset is a PIK Loan that is not a Permitted PIK Loan, such Collateral Asset becomes a PIK-ing Loan.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Officers” has the meaning assigned to such term in Section 12.02(b).

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Competitor” means any (a) fund who devotes a significant portion of its business resources on credit lending, (b) hedge fund investing principally in distressed investments or an Affiliate thereof or (c) activist hedge fund or an Affiliate thereof; provided that, in no event shall the term “Competitor” include any commercial bank, investment bank or insurance company (including any investment account or fund managed by such insurance company’s adviser).

“Concentration Denominator” means (x) during the Fourth Amendment Ramp-Up Period, $1,150,000,000 and (y) after the end of the Fourth Amendment Ramp-Up Period, the sum of (1) the Aggregate Principal Balance of the Eligible Collateral Assets owned (and, solely in relation to a proposed purchase of an Eligible Collateral Asset, proposed to be owned) by the Borrower and (2) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date, and in each case in accordance with the procedures set forth in Section 1.04; provided that, for purposes of calculating the Concentration Denominator, the Principal Balance of any Collateral Asset denominated in an Eligible Currency other than Dollars shall be calculated using the Applicable Conversion Rate as of the applicable Acquisition Date unless such Applicable Conversion Rate as of the applicable Acquisition Date varies by more than 2% from the then-current Applicable Conversion Rate, in which case, the then-current Applicable Conversion Rate shall be used.

“Concentration Limitations” means, as of any date of determination, the following limitations measured by Principal Balance and calculated as a percentage of the Concentration Denominator:

(a) not more than 3.0% consists of Collateral Assets of any one (1) Obligor (and Affiliates thereof); provided that, (x) Collateral Assets to the largest ~~three~~Obligor (and Affiliate thereof), may constitute up to 5.5%, (y) Collateral Assets to the second largest and third largest Obligors (and any Affiliates thereof), may each constitute up to 5.0%, and (z) Collateral Assets to the fourth largest Obligor (and any Affiliate thereof), may constitute up to 3.5%;

(b) not more than 12.0% consists of Collateral Assets with Obligors in any one GICS Industry Classification; provided that (x) Collateral Assets with Obligors in the largest GICS Industry Classification may constitute up to 20.0% and (y) Collateral Assets with Obligors in the second-largest GICS Industry Classification may constitute up to 17.5%;

(c) not more than 10.0% consists of MRR Loans;

(d) not more than 20.0% consists of Collateral Assets denominated in a currency other than Dollars;

(e) not more than 15.0% consists of Revolving Collateral Assets and Delayed Drawdown Collateral Assets;

(f) not more than 10.0% consists of Collateral Assets that provide for payment of interest in cash less frequently than quarterly;

(g) not more than 5.0% consists of Collateral Assets (excluding MRR Loans) with respect to which the Obligor has EBITDA as of the Relevant Test Period most recently ended prior to such date of determination of less than $40,000,000;

(h) not more than 5.0% consists of DIP Loans;

(i) not more than 10.0% consists of First Lien Last Out Loans and Second Lien Loans (excluding the portion of any Collateral Assets that are considered Second Lien Loans pursuant to the final proviso of the definition thereof);

(j) not more than 20.0% consists of First Lien Last Out Loans and Second Lien Loans (including the portion of any Collateral Assets that are considered Second Lien Loans pursuant to the final proviso of the definition thereof);

(k) not more than 60.0% consists of Covenant Lite Loans; provided that not more than 25% consists of Covenant Lite Loans with an EBITDA as of the Relevant Test Period most recently ended prior to such date of determination of less than $100,000,000;

(l) not more than ~~5.0~~12.50% consists of PIK Loans (excluding Permitted PIK Loans);

(m) not more than 7.50% consists of PIK-ing Loans (including Permitted PIK Loans);

(n) ~~(m)~~ not more than 15.0% consists of Bonds, provided that no more than 7.5% may consist of Senior Unsecured Bonds;

(o) ~~(n)~~ not more than 10.0% consists of Fixed Rate Obligations other than Bonds;

(p) ~~(o)~~ not more than 10.0% consists of Participation Interests;

(q) ~~(p)~~ not more than 10.0% consists of Broadly Syndicated Loans with (i) a Moody’s Rating of below “B3” or (ii) an S&P Rating of below “B-”;

(r) ~~(q)~~ not more than 5.0% consists of Collateral Assets organized or incorporated in any Qualified Jurisdiction specified in clause (vi) of the definition thereof; and

(s) ~~(r)~~ not more than the greater of (x) $780,520,337.62 and (y) 50.0% consists of Broadly Syndicated Loans and Bonds.

provided that, for purposes of calculating the Concentration Limitations, the Principal Balance of any Collateral Asset denominated in an Eligible Currency other than consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent or the Borrower, (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent) other than as permitted by the Account Control Agreement, (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f) with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(e), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (including as “all assets” or similar, and which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g) in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become necessary or desirable to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

The Collateral Manager on behalf of the Borrower shall obtain any and all consents required by the Related Documents to permit any Collateral Asset to be pledged in favor of the Collateral Agent hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 or 9-408 of the UCC).

“Determination Date” means, with respect to any Payment Date, the date that is the last Business Day of the month prior to such Payment Date.

“DIP Loan” means a Collateral Asset made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens on which the related Obligor is required to pay interest and/or principal on a current basis.

~~“Discount Margin” means the discount margin determined by the Administrative Agent as of the date on which the applicable Eligible Collateral Asset is acquired by the Borrower, in reference to the rate on the Bloomberg Yield and Spread Analysis Page and based on a maturity equal to three years.~~

“Disputed Collateral Asset” has the meaning assigned to such term in the definition of “Asset Value.”

“Disruption Event” means the occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent of the commercially reasonable determination by such Lender that it would be contrary to Law or to the directive of any Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency to fund any Advance, (b) the Administrative Agent shall have notified the

“Eligible Collateral Asset” means a Collateral Asset that (A) has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such Collateral, and (B) satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Administrative Agent in its sole discretion):

(a) is a First Lien Loan, a Second Lien Loan, a First Lien Last Out Loan or a Bond;

(b) is denominated and payable in an Eligible Currency and does not permit the currency in which such loan is payable or the place of payment to be changed other than to an Eligible Currency;

(c) the related Obligor is organized or incorporated in (i) the United States (or any state thereof or the District of Columbia), (ii) any Qualified Jurisdiction or (iii) any other jurisdiction approved by the Administrative Agent in its reasonable discretion;

(d) the Related Documents for which are governed by the laws of (i) the United States (or any state thereof), (ii) any Qualified Jurisdiction or (iii) any other jurisdiction approved by the Administrative Agent in its reasonable discretion;

(e) has an original term to maturity of not more than 7 years;

(f) if it is a PIK Loan, it provides for ~~a minimum~~periodic interest payable in cash ~~spread~~at an annual rate of not less than ~~2.50%~~1.00% per annum over the applicable index rate for floating rate loans and at least 3.00% per annum for Fixed Rate Obligations;

(g) as of the Acquisition Date, has an Original Asset Value of at least 85% of par;

(h) is not an obligation (other than a Delayed Drawdown Collateral Asset or a Revolving Collateral Asset) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower and, as of the Acquisition Date, no claims of any other present or future, actual or contingent, monetary liabilities have been made by the Obligor with respect to such Collateral Asset and are then outstanding;

(i) is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that (i) any equity security purchased as part of a “unit” or “package” with a Collateral Asset (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Asset shall not cause the Collateral Asset portion to lose its eligibility hereunder and (ii) Equity Securities may be received by the Borrower in exchange for a Collateral Asset or a portion thereof in connection with an Insolvency Event, reorganization, debt restructuring or workout of the Obligor thereof;

(j) is not a Defaulted Loan;

case by case basis); provided that, in each case for purposes of determining compliance with this clause (mm) after the related Acquisition Date, only the portion of such Collateral Asset that causes such Senior Net Leverage Ratio or Total Net Leverage Ratio, as applicable, to exceed the applicable limits shall be ineligible;

(nn) such Collateral Asset was sourced or originated by the Equityholder or the Borrower in the ordinary course of the Equityholder’s business and in accordance with the Collateral Management Standard;

(oo) is not subject to material non-credit related risk (such as a loan, the payment of which is expressly contingent upon the non-occurrence of a catastrophe), as determined by the Collateral Manager in accordance with the Collateral Management Standard;

(pp) reserved;

(qq) does not have an interest rate basis exceeding six (6) months, except in the case of (i) Collateral Assets in which the Related Documents allow the interest rate basis to be extended to twelve (12) months with the underlying lenders’ consent, (ii) Collateral Assets in which the Related Documents provide for a base or prime rate option or (iii) Fixed Rate Obligations;

(rr) if such Collateral Asset is a Fixed Rate Obligation, it has a cash pay interest rate of at least 4.00%;

(ss) is not a zero coupon obligation;

(tt) if such Collateral Asset is a Covenant Lite Loan, it (i) is not cyclical (as determined by the Collateral Manager in accordance with the Collateral Management Standard), (ii) is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan other than a Permitted Working Capital Facility, (iii) as of the Acquisition Date, has a loan to value ratio not in excess of 60% (as determined by the Collateral Manager in accordance with the Collateral Management Standard) and (iv) has EBITDA as of the Relevant Test Period most recently ended prior to the related Acquisition Date of not less than $75,000,000;

(uu) if such Collateral Asset is a Broadly Syndicated Loan, as of the related Acquisition Date, it has a Moody’s Rating of “Caa” or higher and an S&P Rating of “CCC” or higher;

(vv) if such Collateral Asset is a Senior Secured Bond, as of the related Acquisition Date, it has a Moody’s Rating of “B3” or higher and an S&P Rating of “B-” or higher; ~~and~~

(ww) if such Collateral Asset is a Senior Unsecured Bond, as of the related Acquisition Date, it has a Moody’s Rating of “Ba3” or higher and an S&P Rating of “BB-” or higher~~.~~; and

(xx) if such Collateral Asset is an MRR Loan, it meets the following criteria:

(i) the related Obligor’s Recurring Revenue is at least $25,000,000 calculated as of the related Acquisition Date;

(ii) the Net Debt to Recurring Revenue Ratio is less than 3.0x as of the related Acquisition Date;

(iii) the senior loan to value ratio is less than or equal to 40.0% on the related Acquisition Date;

(iv) the relevant Underlying Loan Agreement for such Collateral Asset requires the related Obligor to meet a minimum of two Maintenance Covenants, including a covenant for minimum liquidity and maximum ratio of principal balance to Recurring Revenue; provided that if such Collateral Asset requires the related Obligor to meet at least one Maintenance Covenant, such Collateral Asset may be deemed by the Administrative Agent, in its sole discretion, to satisfy the criteria of this clause (iv); and

(v) has a mandatory MRR Reclassification Date taking place no later than four (4) years after initial origination.

“Eligible Currency” means Dollars, CAD, EUR and GBP.

“Eligible Investment Required Ratings” means, (a) with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” or higher or “P-1” for one month instruments, “Aa2” or higher and “P-1” for three month instruments, “Aa3” or higher and “P-1” for six month instruments and “Aa2” or higher and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” or “A-1+” for short term instruments and “A” or higher for long term instruments.

“Eligible Investments” means any Dollar-denominated investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, bank deposit products of, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of duplication) of each Collateral Asset that cause such Concentration Limitations to be exceeded, as calculated by the Collateral Manager and certified to as required hereunder; provided that any such portion expressly approved by the Administrative Agent for inclusion in each Borrowing Base shall not constitute part of the Excess Concentration Amount.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (i) any amount deposited into the Collection Account with respect to any Collateral Asset, which amount is attributable to the reimbursement of payment by the Borrower not using Collections of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Asset or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Asset to the extent such amount is attributable to a time before the Acquisition Date thereof, (iii) any reimbursement of insurance premiums not paid by the Borrower using Collections, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Asset which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements as Related Security under the Related Documents securing the obligations represented by such Collateral Asset or (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower in accordance with this Agreement, in each case to the extent such amount is attributable to a time after the effectiveness of such sale).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or an Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Commitment or Advance or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) Taxes imposed by FATCA.

“Facility Amount” means during the Reinvestment Period, $~~800,000,000~~1,200,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06, increased pursuant to Section 2.22 or as otherwise agreed to by the Borrower, the applicable Lenders, the Collateral Manager and the Administrative Agent); provided, that

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means each fee letter among the Administrative Agent, the Lenders party thereto and the Borrower, setting forth certain fees payable by the Borrower to one or more Lenders in connection with the transactions contemplated by this Agreement.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable Law of any jurisdiction); provided that “Lien” does not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Related Documents relating to any Collateral Asset or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Liquidity” means, with respect to any MRR Loan and the related Obligor, the meaning of “Liquidity” or any comparable term defined in the related Underlying Loan Agreement, and in any case that “Liquidity” or such comparable term is not defined in such Related Documents, the sum of unrestricted cash and cash equivalents held by such Obligor, as calculated by the Collateral Manager in accordance with the Collateral Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement.

“Loan File” means, with respect to each Collateral Asset and as identified on the related Document Checklist delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Mandatory Amortization Dates set forth below and regardless of whether sufficient funds are on deposit in the Collection Account in respect of such Mandatory Amortization Date, an amount equal to the product of (x) the percentage set forth below opposite such Mandatory Amortization Date times (y) the Mandatory Amortization Advances Outstanding:

Mandatory Amortization Date	Percentage of Mandatory Amortization Advances Outstanding to be Paid on Relevant Mandatory Date
First Mandatory Amortization Date	20.00%
Each Mandatory Amortization Date thereafter	6.25%

“Mandatory Amortization Date” means each Payment Date commencing with the first Payment Date to occur after the one-year anniversary of the Commitment Termination Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Collateral Manager or the Equityholder, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Assets or the Related Documents generally or any material portion of the Collateral Assets or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral (excluding in any case a decline in the asset value of the Borrower or a change in general market conditions or values of the Collateral Assets).

“Material Modification” means, with respect to any Collateral Asset, any amendment, waiver, consent, forbearance or modification of, or supplement to, a Related Document with respect thereto executed or effected after the related Acquisition Date, that (unless otherwise consented to by the Administrative Agent prior to the effective date of any such amendment, waiver, consent, forbearance or modification):

(a) (i) reduces, defers or forgives any principal amount due with respect to such Collateral Asset, (ii) reduces, waives or forgives any interest payment (or portion thereof) due with respect to such Collateral Asset, provides for any such interest to be deferred or capitalized and added to the principal amount of such Collateral Asset (other than any deferral or capitalization already expressly permitted by the terms of the Related Documents as of the related Acquisition Date) or reduces the rate of interest payable on such Collateral Asset (other than pursuant to the application of any pricing grid or replacement of any applicable floating rate index), or (iii) waives, or extends or postpones, any date fixed for any scheduled or mandatory principal amortization payment or the maturity date on such Collateral Asset;

(b) contractually or structurally subordinates such Collateral Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-obligor from its obligations with respect thereto or, in the case of a First Lien Last Out Loan or a Second Lien Loan, increases the commitment amount of any loan senior to or pari passu with such Collateral Asset, in each case other than as permitted by the terms of the Related Documents as in effect on the related Acquisition Date;

(c) substitutes, alters, releases or terminates all or a material portion of the underlying assets securing such Collateral Asset, unless such substitution, alteration, release or termination is expressly permitted by the Related Documents as of the related Acquisition Date;

(d) amends, waives, forbears, supplements or otherwise modifies (x) the meaning of “Senior Net Leverage Ratio,” “EBITDA,” “Cash Interest Coverage Ratio,” “Total Net Leverage Ratio,” ~~or~~, “Permitted Liens” or, solely with respect to MRR Loans, “Liquidity”or any respective comparable terms in the Related Documents for such Collateral Asset or (y) any term, provision or threshold of such Related Documents referenced in or utilized in the calculation of any financial covenant, including “Senior Net Leverage Ratio,” “EBITDA,” “Cash Interest Coverage Ratio,” “Permitted Liens” ~~or~~, “Total Net Leverage Ratio” or, solely with respect to MRR Loans, “Liquidity” or, in each case, any respective comparable terms for such Collateral Asset, in each case of clauses (x) and (y) above, in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to the Secured Parties; or

(e) modifies any term or provision of the Related Documents that impacts the determination of any default or event of default with respect to such Collateral Asset.

“Maximum Advance Rate” means, on any date of determination, (a) if the Diversity Score is 10 or less, 50%, (b) if the Diversity Score is greater than 10 and less than 15, 55%, (c) if the Diversity Score is 15 or greater and less than 20, 60% ~~and~~, (d) if the Diversity Score is 20 or greater and less than 25, 67.5% and (e) if the Diversity Score is 25 or greater, 70%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Collateral Assets as of such date is less than or equal to seven (7) years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Determination Date, (d) each Monthly Report Determination Date, (e) the date on which a Collateral Asset is acquired or disposed of by the Borrower, (f) the date that the Asset Value of any Collateral Asset is adjusted, (g) the Commitment Termination Date, and (h) any other dates reasonably requested by the Borrower or the Administrative Agent with two (2) Business Days’ notice.

“Middle Market Loan” means any Collateral Asset that meets the following criteria on any date of determination: (i) does not otherwise meet the definition of “Broadly Syndicated Loan”, (ii) is a First Lien Loan, First Lien Last Out Loan or a Second Lien Loan and (iii) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates; provided that the limitation set forth in this clause (iii) shall not apply with respect to a Collateral Asset made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Asset or any other similar type of indebtedness owing to third parties), (2) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules or (3) result in material adverse tax consequences to such subsidiary or such parent in the form of a deemed dividend by such subsidiary to such parent entity for such tax purposes, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds ~~20~~25.

“Minimum Equity Amount” means, on any date of determination, an amount equal to the greater of (a) the Aggregate Asset Value of the Eligible Collateral Assets of the four

(4) largest Obligors (by Asset Value) and (b)  $~~75,000,000~~120,000,000 .

“Minimum Weighted Average EBITDA Test” means a test that will be satisfied on any date of determination if the Weighted Average EBITDA equals or exceeds $75,000,000.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread (inclusive of any index floors in respect of Floor Obligations that are Eligible Collateral Assets) equals or exceeds 3.75%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.09(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.09(a).

“Monthly Reporting Date” has the meaning specified in Section 8.09(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Rating” means, with respect to any Collateral Asset, either (i) the public rating issued by Moody’s (based on tranche rating and not corporate family rating); provided that if a Collateral Asset does not have a public rating issued by Moody’s, such rating shall be determined in accordance with Schedule 11 or (ii) any written credit estimate issued by Moody’s received by the Borrower or the Collateral Manager.

“MRR Loan” means a First Lien Loan that (i) is underwritten to recurring revenue, (ii) requires the related Obligor to comply with a financial covenant related to recurring revenue, (iii) at the time of its origination, does not include and would not customarily be expected to include (as determined by the Collateral Manager in accordance with the Collateral Management Standard) a financial covenant based on “debt to EBITDA” or a similar multiple of debt to operating cash flow and (iv) is not subordinate to a working capital loan~~.~~; provided that the Administrative Agent may change the designation and/or Asset Value of such Collateral Asset to a First Lien Loan upon the Collateral Manager providing notice to the Administrative Agent that the related covenants are now based on traditional cash flow leverage covenants (such as those based on total leverage, senior leverage and interest coverage) (a “MRR Reclassification Date”).

“MRR Reclassification Date” has the meaning assigned to such term in the definition of “MRR Loan.”

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net Debt to Recurring Revenue Ratio” means, with respect to any MRR Loan and the related Obligor for the Relevant Test Period, the meaning of “Net Debt to Recurring Revenue Ratio” or any comparable term defined in the related Underlying Loan Agreement, and in any case that “Net Debt to Recurring Revenue Ratio” or such comparable term is not defined in such Related Documents, the ratio obtained by dividing (a) the “funded indebtedness” or comparable term (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor as of the last day of the Relevant Test Period by (b) Recurring Revenue of such Obligor for the Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Asset for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Asset).

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(f)(i)(B).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Asset with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Asset and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Asset transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all indebtedness and all other amounts owed, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person solely to the extent arising under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Asset, any Person obligated to pay Collections in respect of such Collateral Asset, including any applicable guarantors.

“Observable Market Price” means the most recent quoted bid-side price from MarkIt Partners or another independent nationally recognized loan pricing service selected by the Administrative Agent and acceptable to the Collateral Manager in its reasonable discretion.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Asset Value” means, with respect to any Collateral Asset on any date of determination, (i) the Purchase Price of such Collateral Asset on the related Acquisition Date

“Permitted PIK Loan” means, as of any date of determination, any PIK Loan that provides for and is currently paying a continuing cash-pay spread of not less than the greater of (i) 2.00% per annum over the applicable index rate, and (ii) 50.00% of the stated interest rate spread over such index; provided that, such Collateral Asset permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon for no more than thirty-six (36) months from its origination date.

“Permitted RIC Distribution” means distributions on any Payment Date to the Equityholder (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Working Capital Facility” means, in respect of an Obligor and a Collateral Asset, a working capital facility incurred by the relevant Obligor that (a) has an aggregate commitment equal to not more than 20% of the sum of (i) the aggregate commitment amount of such working capital facility, (ii) the aggregate commitment amount of such Collateral Asset and (iii) the aggregate commitment amount of any other debt that is pari passu with, or senior to, such Collateral Asset less Unrestricted Cash; (b) has a ratio of the aggregate commitment amount of such working capital facility to EBITDA of such Obligor as of the Relevant Test Period most recently ended prior to the related Acquisition Date is not greater than 1.25x; and (c) is secured by inventory and/or trade receivables.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Asset that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“PIK-ing Loan” means, as of any date of determination, each PIK Loan that is actively deferring and/or capitalizing any portion of the accrued interest thereon.

unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-I” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Jurisdiction” means (i) Canada (ii) the United Kingdom, (iii) the European Union or any member state thereof, (iv) Australia, (v) New Zealand and (vi) Bermuda, the Cayman Islands, the Bahamas, Guernsey, Jersey, the Isle of Man, Luxembourg and the British Virgin Islands (or, in each case, any state, province or territory thereof).

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Ramp-Up Period” means the period from and including the Closing Date through the earlier to occur of (a) the first date on which the Aggregate Principal Balance of the Collateral Assets equals or exceeds $500,000,000 and (b) the six-month anniversary of the Closing Date.

“Recurring Revenue” means, with respect to any MRR Loan, the meaning of “Recurring Revenue” or any comparable definition in the Related Documents relating to recurring maintenance or support revenues, subscription revenues, and recurring revenues attributable to software licensed or sold (excluding one-time license revenues) in the Related Documents for such Collateral Asset.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means, subject to the Lender Fee Letter, the period from and including the Closing Date to and including the earliest of (a) the date that is three (3) years after the Sixth Amendment Closing Date (unless extended with the consent of the Administrative Agent and each Lender); provided that, on the Reinvestment Period Extension Date, so long as no Event of Default has occurred and is continuing, the last day of the Reinvestment Period pursuant to this clause (a) shall be extended to the date that is three (3) years after the Reinvestment Period Extension Date and (b) the Final Maturity Date (other than clause (ii) of the definition of Final Maturity Date).

“Reinvestment Period Extension Date” means January 7, 2026.

“Related Documents” means, with respect to any Collateral Asset, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Asset.

“Related Property” means, with respect to a Collateral Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Asset.

“Related Security” means, with respect to each Collateral Asset:

Facility) and (c) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the related Obligor’s obligations under such Collateral Asset.

“Senior Unsecured Bond” means any unsecured obligation that: (a) constitutes borrowed money, (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Collateral Asset other than an Senior Unsecured Bond) and (c) if it is subordinated by its terms, is subordinated only to indebtedness for borrowed money, trade, claims, capitalized leases or other similar obligations.

“Seventh Amendment Closing Date” means December 8, 2025.

“Sixth Amendment Closing Date” means July 19, 2024.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“SONIA” means, for any day during the Interest Accrual Period with respect to Advances denominated in GBP, the rate per annum equal to the SONIA (GBP overnight index average) reference rate displayed on the relevant screen of any authorized distributor of that reference rate.

“Standby Directed Investment” has the meaning assigned to such term in Section 8.08(a).

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations.

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person; provided that a Person whose Equity Securities were acquired by the Borrower or the Equityholder, as the case may be, in a workout or restructuring of a Collateral Asset shall not be deemed to be a “Subsidiary” for purposes of this Agreement.

“Successor Collateral Manager” has the meaning assigned to such term in Section 14.08(a).

“Supported QFC” has the meaning assigned to such term in Section 12.19.

APPENDIX B

~~EXECUTION VERSION~~

CONFORMED THROUGH AMENDMENT NO. ~~5~~7 DATED ~~FEBRUARY 29,~~

~~2024~~DECEMBER 8, 2025

SCHEDULE 1

~~Initial~~ Commitments and Percentages

Lender	Commitment (Other)		Percentage
Citibank, N.A.	$	~~414,814,815~~764,814,815	~~51.852~~63.735%
Royal Bank of Canada	$	~~385,185,185~~435,185,185	~~48.148~~36.265%
Total	$	~~800,000,000~~1,200,000,000	100%

Sch. 1-1